Eastern Light Capital Announces Proxy Results and Special Shareholder Meeting

SAN FRANCISCO, CA -- (Marketwire - July 01, 2010) - Eastern Light Capital, Inc. ("ELC") (NYSE Amex: ELC), a specialty lender organized as a real estate investment trust, held its Annual Shareholder Meeting on Wednesday June 30, 2010.

The shareholders voted on a director's election and the Company announced that Mr. Ace Blackburn, with over 92% of the shareholder vote, was re-elected. As a Class II director, his term will expire in 2013.

During the meeting, Richard J. Wrensen, Chairman and Chief Executive Officer, reviewed the 2009 operating results. Mr. Wrensen also confirmed that during 2010's second half, a special shareholder meeting will be held to address the Company's recapitalization and the requirements for remaining NYSE Amex listed. A portion of the Company's plan to remain NYSE Amex listed is the exchange of preferred shares for common shares. A single class of equity -- common stock -- will provide all shareholders with immediate liquidity, an equal claim to ELC's net operating loss carry forward, a simplified capital structure and an enhanced ability to seize investment opportunities with flexibility and foresight.

About Eastern Light Capital

ELC is a specialty lender, organized as a REIT that has invested in high yielding, mortgage loans located primarily in California. Until 2007, ELC was externally managed. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for ELC's mortgage investment portfolio. Due to the suspension of ELC's mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to ELC and are currently part of ELC's core portfolio. ELC is examining strategic changes to its existing business model and investment policies.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, San Francisco
Richard Wrensen
President and CEO
415-693-9500 x102
www.elcreit.com